EXHIBIT 99.1

FOR IMMEDIATE RELEASE

JURY IN HEWLETT-PACKARD TRIAL RENDERS VERDICT THAT NETWORK-1'S REMOTE POWER PATENT IS INVALID AND IS NOT INFRINGED

New York, New York – November 14, 2017 - Network-1 Technologies, Inc. (NYSE American: NTIP) announced today that a jury in the United States District Court for the Eastern District of Texas, Tyler Division, determined that  certain claims of Network-1's Remote Power Patent (U.S. Patent No. 6,218,930) are invalid and not infringed by Hewlett-Packard.

The jury verdict of invalidity and non-infringement, or a final judgment based on this verdict, may be determined to relieve some of Network-1's licensees of its Remote Power Patent from their obligation to continue to pay royalties to Network-1.  Such a determination would have a material adverse effect on Network-1's business and results of operations.

"This is a very disappointing result", commented Corey M. Horowitz, Chairman and CEO of Network-1.  "We have spent 14 years licensing the Remote Power Patent and currently have 27 of the industry's largest PoE vendors as licensees to this important technology. In addition, the Remote Power Patent has generated over $116 million to Network-1 and its shareholders.  Importantly, Network-1's licensing activities have always been responsible and aimed at licensing the patent on reasonable and non-discriminatory terms.  The Remote Power Patent has survived multiple challenges at the United States Patent Office, including two reexaminations and three Inter Partes Review proceedings which were affirmed by the United States Court of Appeals for the Federal Circuit.  In light of the history of the Remote Power Patent, it is very difficult to understand the basis of the jury's verdict and we will analyze all the alternatives available to Network-1, including a potential appeal of its findings."

ABOUT NETWORK-1 TECHNOLOGIES, INC.

 Network-1 Technologies, Inc. is engaged in the development, licensing and protection of its intellectual property and proprietary technologies.  Network-1 works with inventors and patent owners to assist in the development and monetization of their patented technologies. Network-1 currently owns thirty-six (36) patents covering various telecommunications and data networking technologies as well as technologies relating to document stream operating systems and the identification of media content. Network-1's current strategy includes continuing to pursue licensing opportunities for its Remote Power Patent and its efforts to monetize two patent portfolios (the Cox and Mirror Worlds patent portfolios) acquired by Network-1 in 2013.  Network-1's acquisition strategy is to focus on acquiring high quality patents which management believes have the potential to generate significant licensing opportunities as Network-1 has achieved with respect to its Remote Power Patent and Mirror Worlds Patent Portfolio. Network-1's Remote Power Patent has generated licensing revenue in excess of $116,000,000 from May 2007 through June 30, 2017.  Since the acquisition of its Mirror Worlds Patent Portfolio in May 2013, Network-1 has achieved licensing and other revenue of $47,150,000 through June 30, 2017 with respect to its Mirror Worlds Patent Portfolio.

This release contains forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These statements address future events and conditions concerning Network-1's business plans. Such statements are subject to a number of risk factors and uncertainties as disclosed in the Network-1's Annual Report on Form 10-K for the year ended December 31, 2016 and Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2017 filed with the Securities and Exchange Commission, including, among others, the continued validity of Network-1's Remote Power Patent, the ability of Network-1 to successfully execute its strategy to acquire high quality patents with significant licensing opportunities, Network-1's ability to achieve revenue and profits from its Cox Patent Portfolio and additional revenue and profit from its Mirror Worlds Patent Portfolio as well as intellectual property it may acquire in the future, the ability of Network-1 to enter into additional license agreements, the ability of Network-1 to continue to receive material royalties from its existing license agreements for its Remote Power Patent, the uncertainty of patent litigation and proceedings at the United States Patent and Trademark Office, the difficulty in Network-1 verifying royalty amounts owed to it by its licensees, Network-1's ability to enter into strategic relationships with third parties to license or otherwise monetize their intellectual property, the continued viability of the PoE market, the risk in the future of Network-1 being classified as a Personal Holding Company, future economic conditions and technology changes and legislative, regulatory and competitive developments. Except as otherwise required to be disclosed in periodic reports, Network-1 expressly disclaims any future obligation or undertaking to update or revise any forward-looking statement contained herein.

Corey M. Horowitz, Chairman and CEO
Network-1 Technologies, Inc.
(212) 829-5770